Exhibit 10.1	Asset Purchase Agreement

ASSET PURCHASE AGREEMENT

by and among

SWK TECHNOLOGIES, INC. and OPCENTER LIMITED LIABILITY COMPANY

as Sellers

HART SINGH

as OpCenter Owner

and

PAID RUN LLC,

as Buyer

October 7, 2015

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is effective as of October 7, 2015, by and among SWK TECHNOLOGIES, INC., a Delaware corporation, located at 5 Regent Street, Suite 520, Livingston, NJ 07039 (“SWK”), OpCenter Limited Liability Company, 178 Windsor Place, Madison, NJ 07940, a New Jersey limited liability company (“OpCenter”, and collectively with SWK, the “Sellers”), Hart Singh (the “OpCenter Owner”), and PAID RUN, LLC, a Massachusetts limited liability company, located at 200 Friberg Parkway, Westborough, Massachusetts 01581 (“Buyer”). Buyer, Sellers and OpCenter Owner are sometimes each referred to separately as a “Party” and collectively herein as the “Parties.”

W I T N E S S E T H:

WHEREAS, Sellers are primarily engaged in the business of developing and selling enterprise resource planning and similar software applications, including proprietary enhancements for small and middle market companies in North America;

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers certain assets with respect to the Business on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, OpCenter Owner is the sole member of OpCenter Limited Liability Company;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE 1

DEFINITIONS.

For purposes of this Agreement, the following terms have the meanings assigned to them in this Article 1:

“Acquired Assets” means all the following assets related to BeerRun and SpiritRun software only:

1.                  the Client Lists, along with all rights, benefits and privileges arising thereunder or with respect thereto which are set forth on Section 3.05 of the Disclosure Schedule;

2.                  the Contracts, along with all rights, benefits and privileges arising thereunder or with respect thereto which are set forth on Section 3.09 of the Disclosure Schedule;

3.                  all books, records, files, correspondence and other documents relating to the Client Lists, Contracts and Intellectual Property;

4.                  The Intellectual Property set forth in Section 3.11 of the Disclosure Schedule;

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other equity interests, by contract or otherwise).

“Agreement” has the meaning set forth in the preface above.

“Applicable Law” means any constitutional provision, statute or ordinance, whether foreign, federal, state or local, applicable in the United States or any other nation, including any other law, rule, regulation, judgment, injunction, order, executive order, ruling, assessment, writ, decree or interpretation thereof of any Governmental Entity, or any common law..

“Business Day” means any day other than a day that is a Saturday, Sunday or legal holiday in New York, New York.

“Buyer” has the meaning set forth in the preface above.

“Client Lists” means any and all lists, spreadsheets, worksheets and tables of any type or form identifying each and every licensee of the Intellectual Property which are listed in Section 3.05 of the Disclosure Schedule.

“Closing” has the meaning set forth in Section 2.05 below.

“Closing Date” has the meaning set forth in Section 2.05 below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means any maintenance agreements, support agreements, Licenses, and all customer proposals related to the Intellectual Property;

“Disclosure Schedule” has the meaning set forth in Article 3 below.

“Employees” means the employees of the Sellers engaged in the licensing and/or support of the Intellectual Property;

“Environmental Law” means a legal rule pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, including, without limitation, the following laws as the same have been amended from time to time: (i) Clean Air Act (42 U.S.C. § 7401, et seq.); (ii) Clean Water Act (33 U.S.C. § 1251, et seq.); (iii) Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.); (iv) Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.); (v) Safe Drinking Water Act (42 U.S.C. § 300f, et seq.); (vi) Toxic Substances Control Act (15 U.S.C. § 2601, et seq.); (vii) Rivers and Harbors Act (33 U.S.C. § 401, et seq.); (viii) Occupational Safety and Health Act (29 U.S.C. § 651, et seq.); together with all other legal rules regulating emissions, discharges, releases or threatened releases of any hazardous substance into ambient air, land, surface water, groundwater, personal property or structures, or otherwise regulating the manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of any hazardous substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” means all other assets, properties, rights and claims (other than the Acquired Assets) of Sellers of any nature whatsoever and wherever situated.

“Excluded Liabilities” means all liabilities of Sellers of any nature whatsoever and wherever situated.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Entity” shall mean any government (including any United States of foreign federal, state, provincial, cantonal, municipal or county government), any political subdivision thereof and any governmental, administrative, ministerial, regulatory, central bank, self-regulatory, quasi-governmental, taxing, executive, or legislative department, commission, body, agency, authority or instrumentality of any thereof.

“Indemnified Party” has the meaning set forth in Section 7.03 below.

“Indemnifying Party” has the meaning set forth in Section 7.03 below.

“Intellectual Property” means (a) source code and documentation for BeerRun software; (b) source code and documentation for SpiritRun software; (c) trademarks, service marks, trade dress, logos, trade names, URLs, domain names and corporate names, together with translations, adaptations, derivations, and combinations thereof, and including but not limited to goodwill associated therewith, applications, registrations and renewals in connections therewith including, without limitation, the names “BeerRun,” and “SpiritRun, ” and any names similar thereto, and the rights to the Internet domain name http://www.beerrunsoftware.com, http://www.spiritrunsoftware.com, and all iterations and permutations thereof, together with all logos, slogans, trademarks, and service marks relating thereto used by Sellers in connection therewith; and (d) website content, and (e) licenses, sublicenses, permissions or contacts in connection with any of the foregoing.

“Intellectual Property Rights” means the rights or interest of any Person in or to any Intellectual Property.

“Judicial Authority” shall mean any court, arbitrator, special master, receiver, tribunal or similar body of any kind.

“Knowledge” means actual knowledge of a Person after due inquiry.

“License” means any agreement between the Sellers and end user which establishes rights under which the Sellers’s software application may be used.

“Notice of Claim” has the meaning set forth in Section 7.03.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Plans” means all employee benefit plans (as defined in Section 3(3) of the ERISA) and all bonus, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, stock option, restricted stock, phantom stock, or other equity incentive plans, programs or arrangements, and all termination, severance or other contracts or agreements, whether formal or informal, whether or not set forth in writing, whether covering one person or more than one person, and whether or not subject to any of the provisions of ERISA, that are maintained, contributed to or sponsored by Sellers for the benefit of any employee or which otherwise cover any employee.

“Proceeding” shall mean any action, suit, counter-claim, arbitration, mediation, litigation, inquiry, hearing, investigation or other proceeding of any kind involving any Governmental Entity, any Judicial Authority or any other Person.

“Purchase Price” has the meaning set forth in Section 2.02 below.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Sellers” has the meaning set forth in the preface above.

“Taxes” means (A) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any Governmental Entity on such entity, and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable law) of another entity, a member of an affiliated or combined group, a contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule, exhibit or attachment thereto.

“Third Party Claim” has the meaning set forth in Section 8.03 below.

ARTICLE 2

BASIC TRANSACTION.

Section 2.01         Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Sellers, and Sellers agree to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets at the Closing in consideration of the payment by Buyer of the Purchase Price as specified below in Section 2.02.

Section 2.02         Purchase Price. Payments shall be made (the “Purchase Price”) by wire transfer of immediately available funds for disbursement in accordance with the following: (i) on the Closing Date, Buyer shall pay Sellers $285,000 in cash. Payment shall be allocated and made directly to the respective Sellers in accordance with Exhibit 2.02 attached hereto; (ii) on the Closing Date, Buyer shall enter into a consulting agreement with Hart Singh, substantially in the form attached hereto as Exhibit B. Such agreement shall provide for compensation to Singh in the amount of $220/hour, provided, however, that Singh shall provide such consulting services free of charge for the first ninety (90) days following the date of closing; (iii) Technify, Inc. shall enter into an agreement with Buyer, substantially in the form attached hereto as Exhibit B1, to provide BeerRun-related services for $5000 per month for the first year, such rate to increase by ten percent (10%) in the second year.

Section 2.03         Excluded Assets. Notwithstanding anything herein to the contrary, the Acquired Assets shall not include and Buyer shall not acquire any right, title or interest in and to the Excluded Assets.

Section 2.04         Excluded Liabilities. Notwithstanding anything herein to the contrary, Buyer shall not assume or have responsibility for any liabilities of any type whatsoever.

Section 2.05         Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place, at the offices of Lucosky Brookman LLP, located at 33 Wood Avenue South, Iselin, New Jersey 08830. The date on which the Closing occurs is referred to herein as the (“Closing Date”) and the Closing shall be deemed effective as of 12:00 p.m. New York time on the Closing Date.

Section 2.06         Deliveries at the Closing. At the Closing, (i) Sellers will deliver to Buyer the various certificates, instruments, and documents referred to in Section 6.01 below; (ii) Buyer will deliver to Sellers the various certificates, instruments, and documents referred to in Section 6.02 below; (iii) Sellers will execute, acknowledge (if appropriate), and deliver to Buyer (A) a bill of sale and such other instruments of sale, transfer, conveyance and assignment as Buyer and its counsel reasonably may request; and (iv) Buyer will pay to Sellers the Purchase Price.

Section 2.07         Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit E, and the Parties shall make all necessary filings (including those under Section 1060 of the Code) in accordance with such allocation.

Section 2.08         Transfer and Maintenance of Books and Records.

(a)                Sellers shall transfer to Buyer at Closing all of the Acquired Assets, including without limitation (i) the Contracts, (ii) the Client Lists, (iii) the Intellectual Property, and (iv) all other books and records. Sellers shall deliver to Buyer, in such locations as designated by Buyer, actual possession of all books and records, including the Client Lists and the Contracts, as soon as possible after Closing, but in no event later than five (5) Business Days after the Closing Date, and Sellers shall be responsible for all books and records until delivery thereof to Buyer. In addition, Sellers shall also within ten (10) Business Days of receipt forward to Buyer all notices, correspondence and other documents received from customers, vendors or other similar Persons, which documents relate to the Acquired Assets and are received by Sellers after the Closing. Nevertheless, Sellers shall retain those documents, agreements and all other books and records relating to any Excluded Asset or Excluded Liability.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.01         Representations and Warranties of OpCenter and OpCenter Owner. OpCenter and OpCenter Owner represent and warrant, jointly and severally, to Buyer that the statements contained in this Section 3.01 are correct and complete as of the date hereof and as of the Closing Date, except as set forth in the disclosure schedule accompanying this Agreement or any amendments (or deemed amendments thereto) (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered sections contained in this Section 3.01.

(a)                Organization of OpCenter. OpCenter is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of organization and are duly qualified to conduct business and are in good standing in each jurisdiction in which the nature of OpCenter’s business or the ownership or leasing of each of its properties requires such qualifications. OpCenter has all requisite company power and authority to carry on the businesses in which it is engaged, to carry on the business proposed to be conducted by the Buyer and to own and use the properties owned and used by it.

(b)               Authorization of Transaction; Enforceability. OpCenter has full company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement has been duly authorized by all necessary action by OpCenter. This Agreement has been duly executed and delivered by OpCenter. This Agreement constitutes the valid and legally binding obligations of OpCenter, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law). Sellers are the exclusive owners of, with all right, title and interest in and to (free and clear of any Security Interests), the Acquired Assets.

(c)                Noncontravention; Title. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, Governmental Entity, or court to which OpCenter is subject or any provision of the charter or other organizational documents of OpCenter, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which OpCenter is a party or by which it is bound or to which any of the Acquired Assets are subject (or result in the imposition of any Security Interest upon any of the Acquired Assets. Sellers are the lawful owners of, has good and valid record and marketable title to, and upon the Closing will have the full right to sell, convey, transfer, assign and deliver the Acquired Assets, without any restrictions of any kind whatsoever. The Acquired Assets constitute all the assets related to the Intellectual Property.

(d)               Brokers’ Fees. OpCenter has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

(e)                Client Lists. Section 3.01(e) of the Disclosure Schedule contains a complete and correct list of each Client List, as amended, including the date of such Client List and each amendment thereto. Each Client List is a true, accurate, and complete listing of each and every client, including former clients of the Sellers since January 1, 2014.

(f)                Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Fiscal Month End,  there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, Adverse Consequences.

(g)                Legal Compliance. OpCenter’s business as it relates to the Acquired Assets is in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of all Governmental Entities, except where the failure to comply could not reasonably be expected to have Adverse Consequences.

(h)               Financial Information. The financial information delivered by OpCenter and/or OpCenter Owner to Buyer with respect to the Acquired Assets is true and correct in all material respects. No customer has prepaid for services or products to be used after Closing other than with respect to the immediately preceding or succeeding month.

(i)                 Contracts. Section 3.01(i) of the Disclosure Schedule contains a complete and correct list of each Contract, as amended, including the date of such Contract, and each amendment thereto. OpCenter has delivered complete and accurate copies of each Contract to the Buyer. With respect to each Contract:

(i)                 each Contract is the legal, valid, binding and enforceable obligation of Sellers, and is in full force and effect with respect to Sellers.

(ii)               except as otherwise set forth in Section 3.01(i) of the Disclosure Schedule, each Contract will continue to be legal, valid, binding, enforceable by Buyer, and in full force and effect immediately following the Closing in accordance with the terms that are in effect immediately prior to the Closing;

(iii)             except as otherwise set forth in Section 3.01(i) of the Disclosure Schedule, OpCenter is in material compliance with the terms and conditions of each Contract;

(iv)             there are no material disputes or threatened disputes with any Person under any Contract;

(v)               except with respect to delinquencies as set forth in Section 3.01(i), no party is in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default, or permit termination, modification, or acceleration, under such Contract;

(vi)             to the extent insurance is required under the terms of such Contract, Sellers are in compliance with such requirements; and

(vii)           there has not been any assignment by Sellers of such Contract and there does not exist any Security Interest with respect to such Contract.

(j)                 Warranties. Except to provide support services in the Ordinary Course of Business neither the software licensed nor the services delivered by OpCenter is subject to any guaranty or, warranty; and there is no right of return, right of credit or other indemnity, except with respect to infringement of third party intellectual property rights, breach by OpCenter of its obligations under a Contract or as otherwise set forth herein.

(k)               Intellectual Property.

(i)                 Section 3.01(k) of the Disclosure Schedule contains a complete and accurate list of all of the material Intellectual Property owned, used or held for use by OpCenter in the conduct of its Business and there is no other Intellectual Property owned, used or held for use by the Sellers material to the conduct of its Business. Such Intellectual Property is the only Intellectual Property necessary to operate the Business materially as it is currently operated.

(ii)               Neither OpCenter nor the license or other use of any Intellectual Property not owned by OpCenter included in the Acquired Assets violated or infringed, and currently does not violate or infringe, upon the Intellectual Property of any Person. OpCenter and OpCenter Owner have not been a defendant in any action, suit, investigation or proceeding relating to, or otherwise has been notified of, any alleged claim of infringement of any other Person’s Intellectual Property, which Proceedings are still active, and OpCenter has no outstanding Proceedings for (or any knowledge of) any continuing infringement of Intellectual Property by any other Person.

(iii)             Sellers are the sole and exclusive owners of, with all right, title and interest in and to (free and clear of any Security Interests), any and all Intellectual Property owned by it included in the Acquired Assets, (b) has rights to the use of all such Intellectual Property used by it pursuant to license, sublicense, agreement, or permissions and is not contractually obligated to pay any compensation or grant any rights to any third party in respect thereof and (c) has the right to require the application of any such Intellectual Property owned by OpCenter that constitutes an application for registration, including but not limited to all patent applications, trademark application service mark applications, copyright applications and mask work applications, and to transfer ownership to Buyer of the application and of the registration once it issues.

(iv)             OpCenter has kept secret and have not disclosed the source code for any Intellectual Property owned by OpCenter to any Person other than in the Ordinary Course of Business to persons who are subject to the terms of a binding confidentiality agreement with respect thereto. OpCenter has taken all appropriate measure to protect the confidential and proprietary nature of any Intellectual Property owned by OpCenter including without limitation the use of confidentiality agreements with all of its employees or other persons having access to any source and object codes.

(v)               Any and all Intellectual Property owned by OpCenter included in the Acquired Assets that are registrations, including but not limited to all registered patents, trademarks, service marks, copyrights and masks works, are valid and subsisting and in full force and effect.

(vi)             The execution, delivery and performance by OpCenter or OpCenter Owner of this Agreement and the consummation of the transactions contemplated hereby and thereby shall not alter or impair or result in the loss of any rights or interests of OpCenter in any Intellectual Property included in the Acquired Assets owned by OpCenter or as to which OpCenter obtain any consent to the transactions contemplated hereby and all such Intellectual Property shall be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing.

(vii)           None of the Intellectual Property owned by OpCenter included in the Acquired Assets is subject to any outstanding order or agreement restricting in any manner the use of licensing thereof by OpCenter.

(viii)         All the Intellectual Property conveyed in this Agreement is freely assignable to Buyer.

(l)                 Taxes; Environmental Matters. OpCenter has paid all outstanding federal, state, and local income, sales, franchise, social security, withholding, and unemployment insurance Taxes, state and local property Taxes and any other Taxes of any kind or description arising out of ownership of the Acquired Assets. The present and former activities of OpCenter comply with all applicable Environmental Laws and OpCenter is not in violation and has never been in violation of any Environmental Laws.

(m)             Employees. Each current or past employee of OpCenter has entered into a confidentiality agreement and assignment of Intellectual Property with OpCenter, whereby any Intellectual Property developed by such employee is either a “work made for hire” or was assigned to the applicable OpCenter. Each such agreement referenced in the two preceding sentences to which OpCenter is a party will continue to be legal, valid, binding and enforceable and in full force and effect immediately prior to the Closing.

(n)               No Proceedings. There is no Proceeding pending or, to the knowledge of either OpCenter or OpCenter Owner, threatened, relating to or affecting any of the Acquired Assets or relating to or affecting the activities of OpCenter carried on with any of the Assets, or which questions the validity of this Agreement or challenges any of the transactions contemplated hereby, nor, to the knowledge of such Parties, is there any basis for any such Proceeding.

(o)               Disclosure. No (i) representation or warranty by OpCenter contained in this Agreement or any certificate, or (ii) any statement contained in the Disclosure Schedule delivered to Buyer by or on behalf of OpCenter pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

Section 3.02         Representations and Warranties of SWK. SWK represents and warrants to Buyer that the statements contained in this Section 3.02 are correct and complete as of the date hereof and as of the Closing Date, except as set forth in the disclosure schedule accompanying this Agreement or any amendments (or deemed amendments thereto) (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered sections contained in this Section 3.02.

(a)                Organization of SWK. SWK is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of organization and are duly qualified to conduct business and are in good standing in each jurisdiction in which the nature of SWK’s business or the ownership or leasing of its properties requires such qualifications. SWK has all requisite corporate power and authority to carry on the businesses in which it is engaged, to carry on the business proposed to be conducted by the Buyer and to own and use the properties owned and used by it.

(b)               Authorization of Transaction; Enforceability. SWK has full corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement has been duly authorized by all necessary corporate, stockholder or other action by SWK. This Agreement has been duly executed and delivered by SWK. This Agreement constitutes the valid and legally binding obligations of SWK, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law). Sellers are the exclusive owners of, with all right, title and interest in and to (free and clear of any Security Interests), the Acquired Assets.

(c)                Noncontravention; Title. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, Governmental Entity, or court to which SWK is subject or any provision of the charter, bylaws or other organizational documents of SWK, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which SWK is a party or by which it is bound or to which any of the Acquired Assets are subject (or result in the imposition of any Security Interest upon any of the Acquired Assets. Sellers are the lawful owners of, have good and valid record and marketable title to, and upon the Closing will have the full right to sell, convey, transfer, assign and deliver the Acquired Assets, without any restrictions of any kind whatsoever. The Assets constitute all the assets related to the Intellectual Property.

(d)               Brokers’ Fees. SWK has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

(e)                Client Lists. Section 3.02(e) of the Disclosure Schedule contains a complete and correct list of each Client List, as amended, including the date of such Client List and each amendment thereto. Each Client List is a true, accurate, and complete listing of each and every client, including former clients of SWK since January 1, 2014.

(f)                Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Fiscal Month End, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, Adverse Consequences.

(g)                Legal Compliance. SWK’s business as it relates to the Acquired Assets is in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of all Governmental Entities, except where the failure to comply could not reasonably be expected to have Adverse Consequences.

(h)               Financial Information. The financial information delivered to Buyer with respect to the Acquired Assets is true and correct in all material respects. No customer has prepaid for services or products to be used after Closing other than with respect to the immediately preceding or succeeding month.

(i)                 Contracts. Section 3.02(i) of the Disclosure Schedule contains a complete and correct list of each Contract, as amended, including the date of such Contract, and each amendment thereto. SWK has delivered complete and accurate copies of each Contract to the Buyer. With respect to each Contract:

(i)                 each Contract is the legal, valid, binding and enforceable obligation of SWK, and is in full force and effect with respect to SWK.

(ii)               except as otherwise set forth in Section 3.02(i) of the Disclosure Schedule, each Contract will continue to be legal, valid, binding, enforceable by Buyer, and in full force and effect immediately following the Closing in accordance with the terms that are in effect immediately prior to the Closing;

(iii)             except as otherwise set-forth in Section 3.02(i) of the Disclosure Schedule, SWK is in material compliance with the terms and conditions of each Contract;

(iv)             there are no material disputes or threatened disputes with any Person under any Contract;

(v)               except with respect to delinquencies as set forth in Section 3.02(i), no party is in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default, or permit termination, modification, or acceleration, under such Contract;

(vi)             to the extent insurance is required under the terms of such Contract, SWK is in compliance with such requirements; and

(vii)           there has not been any assignment by SWK of such Contract and there does not exist any Security Interest with respect to such Contract.

(j)                 Warranties. Except to provide support services in the Ordinary Course of Business neither the software licensed nor the services delivered by SWK is subject to any guaranty or, warranty; and there is no right of return, right of credit or other indemnity, except with respect to infringement of third-party intellectual property rights, breach by SWK of its obligations under a Contract or as otherwise set forth herein.

(k)               Intellectual Property.

(i)                 Section 3.02(k) of the Disclosure Schedule contains a complete and accurate list of all of the material Intellectual Property owned, used or held for use by SWK in the conduct of its Business and there is no other Intellectual Property owned, used or held for use by SWK material to the conduct of its Business. Such Intellectual Property is the only Intellectual Property necessary to operate the Business materially as it is currently operated.

(ii)               Neither SWK nor the license or other use of any Intellectual Property not owned by SWK included in the Acquired Assets violated or infringed, and currently does not violate or infringe, upon the Intellectual Property of any Person. SWK has not been a defendant in any action, suit, investigation or proceeding relating to, or otherwise has been notified of, any alleged claim of infringement of any other Person’s Intellectual Property, which Proceedings are still active, and SWK has no outstanding Proceedings for (or any knowledge of) any continuing infringement of Intellectual Property by any other Person.

(iii)             Sellers (a) are the exclusive owners of, with all right, title and interest in and to (free and clear of any Security Interests), any and all Intellectual Property owned by it included in the Acquired Assets, (b) has rights to the use of all such Intellectual Property used by it pursuant to license, sublicense, agreement, or permissions and is not contractually obligated to pay any compensation or grant any rights to any third party in respect thereof and (c) has the right to require the application of any such Intellectual Property owned by SWK that constitutes an application for registration, including but not limited to all patent applications, trademark application service mark applications, copyright applications and mask work applications, and to transfer ownership to Buyer of the application and of the registration once it issues.

(iv)             SWK has kept secret and has not disclosed the source code for any Intellectual Property owned by SWK to any Person other than in the Ordinary Course of Business to persons who are subject to the terms of a binding confidentiality agreement with respect thereto. SWK has taken all appropriate measure to protect the confidential and proprietary nature of any Intellectual Property owned by SWK including without limitation the use of confidentiality agreements with all of its employees or other persons having access to any source and object codes.

(v)               Any and all Intellectual Property owned by SWK included in the Acquired Assets that are registrations, including but not limited to all registered patents, trademarks, service marks, copyrights and masks works, are valid and subsisting and in full force and effect.

(vi)             The execution, delivery and performance by SWK of this Agreement and the consummation of the transactions contemplated hereby and thereby shall not alter or impair or result in the loss of any rights or interests of SWK in any Intellectual Property included in the Acquired Assets owned by SWK or as to which SWK obtain any consent to the transactions contemplated hereby and all such Intellectual Property shall be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing.

(vii)           None of the Intellectual Property owned by SWK included in the Acquired Assets is subject to any outstanding order or agreement restricting in any manner the use of licensing thereof by SWK.

(viii)         All the Intellectual Property owned by SWK conveyed in this Agreement is freely assignable to Buyer.

(l)                 Taxes; Environmental Matters. SWK has paid all outstanding federal, state, and local income, sales, franchise, social security, withholding, and unemployment insurance Taxes, state and local property Taxes and any other Taxes of any kind or description arising out of ownership of the Acquired Assets. The present and former activities of SWK comply with all applicable Environmental Laws and SWK is not in violation and has never been in violation of any Environmental Laws.

(m)             Employees. Each current or past employee of SWK has entered into a confidentiality agreement and assignment of Intellectual Property with SWK, whereby any Intellectual Property developed by such employee is either a “work made for hire” or was assigned to the applicable Seller. Each such agreement referenced in the two preceding sentences to which SWK is a party will continue to be legal, valid, binding and enforceable and in full force and effect immediately prior to the Closing.

(n)               No Proceedings. There is no Proceeding pending or, to the knowledge of SWK, threatened, relating to or affecting any of the Acquired Assets or relating to or affecting the activities of SWK carried on with any of the Assets, or which questions the validity of this Agreement or challenges any of the transactions contemplated hereby, nor, to the knowledge of such Parties, is there any basis for any such Proceeding.

(o)               Disclosure. No (i) representation or warranty by SWK contained in this Agreement or any certificate, or (ii) any statement contained in the Disclosure Schedule delivered to Buyer by or on behalf of SWK pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Sellers that the statements contained in this Article 4 are correct and complete as of the Closing Date, except as set forth in the Disclosure Schedule.

Section 4.01         Organization of Buyer. Buyer is a Massachusetts limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

Section 4.02         Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement has been duly authorized by all necessary action by Buyer. This Agreement has been duly executed and delivered by Buyer. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

Section 4.03         Noncontravention. Neither the execution and the delivery of this Agreement (including the documents referred to in Section 2.06 above), nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of the organizational documents of Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to enter into or perform its obligations under this Agreement.

Section 4.04         Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sellers could become liable or obligated.

Section 4.05         No Other Representations and Warranties. Except as set forth in this Agreement, Buyer makes no other representation or warranty, express or implied, with respect to any of the transactions contemplated by this Agreement, with respect to Buyer, or with respect to any other matter whatsoever.

ARTICLE 5

POST-CLOSING COVENANTS

Section 5.01         General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Article 7 below).

Section 5.02         Litigation Support. In the event and for so long as any Party actively is contesting or defending against any Proceeding in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Acquired Assets, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 7 below).

Section 5.03         Proprietary Information. From and after the Closing, Sellers and OpCenter Owner shall not, either directly or indirectly (including through an Affiliate), disclose to any third party or make use of (except as required by law or to pursue their rights, under this Agreement), any information or documents of a confidential nature concerning Sellers, the Acquired Assets or the Buyer or its business, except to the extent that such information or documents shall have become public knowledge other than through improper disclosure by Sellers or any of their affiliates.

Section 5.04         Solicitation and Hiring. For a period of three (3) years after the Closing Date, Sellers shall not, either directly or indirectly (including through an Affiliate), (a) solicit or attempt to induce any employee of buyer to terminate his employment with Buyer or any Affiliate of Buyer or (b) hire or attempt to hire any employee of Buyer.

Section 5.05         Non-Competition.

(a)                OpCenter and OpCenter Owner, agree that they shall not, beginning on the Closing Date and ending on the tenth anniversary of the Closing, either directly or indirectly as principal, a stockholder, investor, partner, consultant or otherwise, (i) design, develop, manufacture, market, sell or license any product or provide any service or engage anywhere in the world in any business that relates to software for use with respect to craft beer brewers, wine, alcohols, spirits, liquors or fuels or cannabis, (ii) interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Buyer and any customer (prospective or otherwise), supplier, lessee or employee of Buyer involved in or engaged with the operation of the Buyer’s business with respect to the Acquired Assets.

(b)               SWK agrees that it shall not, beginning on the Closing Date and ending on the fifth anniversary of the Closing, either directly or indirectly as principal, a stockholder, investor, partner, consultant or otherwise, (i) design, develop, manufacture, market, sell or license any product or provide any service or engage anywhere in the world in any business that relates to software for use with respect to craft beer brewers, wine, alcohols, spirits, or liquors, (ii) interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Buyer and any customer (prospective or otherwise), supplier, lessee or employee of Buyer involved in or engaged with the operation of the Buyer’s business with respect to the Acquired Assets.

(c)                Each of Sellers agree that the duration and geographic scope of the non-competition provisions set forth in this Section 5.05 are reasonable. Sellers acknowledge that the remedies at law for breach of the provisions of this Section may be inadequate and that Buyer may suffer irreparable harm from such a breach. Therefore, in the event of any breach or threatened breach of the provisions of this Section, Buyer shall be entitled to seek appropriate injunctive relief without the requirement of posting a bond. The foregoing right shall be in addition to any of the remedies Buyer may have at law or in equity. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.

Section 5.06         Apportionment. If Sellers receive any amounts in payment of obligations owed to Buyer, including, but not limited to, payments owed to Buyer in respect of the Acquired Assets, then the receiving party shall promptly deliver or pay them over to Buyer. If Buyer or any of its Affiliates receives any amounts in payment of obligations owed to Sellers or any of their respective Affiliates then Buyer shall promptly deliver or pay them over to the appropriate party.

Section 5.07         Alternate Forms of Asset Transfer. Buyer shall undertake performance of any obligation contained in the Acquired Assets, in Sellers’s stead, and, if any such obligation cannot be assigned without the consent of a third party which shall not have been obtained, Buyer’s undertaking shall constitute a sub-contract of Sellers’s obligation or other kind of arrangement between Buyer and Sellers, if any, pursuant to which Buyer can undertake such performance (and receive the benefit thereof) without such third party’s consent; or if no such arrangement shall exist, Buyer shall nonetheless perform such obligation, unless the third party shall expressly reject Buyer’s performance.

Section 5.08         Certain Tax Considerations

(a)                All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the sale of the Acquired Assets (including any real property transfer Tax and any similar Tax) shall be borne and paid by Sellers, when due, and the Sellers will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

(b)               The Sellers shall take all actions required to comply with all bulk sales laws which may be applicable to the transactions contemplated herein, including, without limitation, the timely filing of any required Tax Returns.

(c)                For the avoidance of doubt, the Sellers shall be responsible for the filing of all Tax Returns and the payment of all Taxes (whether or not shown on such returns) with respect to Sellers and the Acquired Assets for all periods up to and including the Closing.

ARTICLE 6

CONDITIONS TO OBLIGATION TO CLOSE.

Section 6.01         Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)                (i) the representations and warranties set forth in Article 3 above, shall be true and correct in all material respects, and (ii) all agreements and covenants contained in this Agreement shall have been performed or complied with by Sellers, in each case, at and as of the Closing Date;

(b)               Sellers shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 6.01(a) are satisfied in all respects;

(c)                Sellers shall have delivered to Buyer the bill of sale required under Section 2.06, together with any other instrument of transfer necessary to convey to Buyer all of the Acquired Assets, which instruments shall be reasonably satisfactory in form and substance to Buyer;

(d)               there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

Buyer may waive any condition specified in this Section 6.01 if it executes a writing so stating at or prior to the Closing.

Section 6.02         Conditions to Obligation of Sellers. The obligation of Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)                (i) the representations and warranties set forth in Article 4 above shall be true and correct in all material respects and (ii) all agreements and covenants contained in this Agreement shall have been performed or complied with by Buyer, in each case, at and as of the Closing Date;

(b)               Buyer shall have delivered to Sellers a certificate to the effect that each of the condition specified above in Section 6.02(a) is satisfied in all respects;

(c)                Buyer shall have delivered to Sellers the documents required under Section 2.06, together with any other instruments necessary to acquire right, title and interest in and to the Acquired Assets, which instruments shall be reasonably satisfactory in form and substance to Sellers;

(d)               There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

Sellers may waive any condition specified in this Section 6.02 if it executes a writing so stating at or prior to the Closing.

ARTICLE 7

REMEDIES FOR BREACHES OF THIS AGREEMENT.

Section 7.01         Survival. Except as otherwise set forth herein, all of the representations, warranties and covenants contained in this Agreement and the Disclosure Schedule shall survive the Closing and remain in full force and effect until the second anniversary of the Closing Date.

Section 7.02         Indemnification.

(a)                OpCenter and OpCenter Owner agree, jointly and severally, to indemnify, defend and hold harmless Buyer from and against any and all Adverse Consequences based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation, warranty or covenant of OpCenter or OpCenter Owner contained in this Agreement, (ii) any Adverse Consequences Buyer shall suffer from, or any Third Party Claim, arising out of or in connection with the Acquired Assets prior to the Closing Date.

(b)               SWK agrees to indemnify, defend and hold harmless Buyer from and against any and all Adverse Consequences based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation, warranty or covenant of SWK contained in this Agreement, (ii) any Adverse Consequences Buyer shall suffer from, or any Third Party Claim, arising out of or in connection with the Acquired Assets prior to the Closing Date.

(c)                Buyer agrees to indemnify, defend and hold harmless from and against any and all Adverse Consequences based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation, warranty or covenant of Buyer contained in this Agreement, and (ii) any Adverse Consequences Sellers shall suffer from, or any Third Party Claim, arising out of or in connection with the Acquired Assets after the Closing Date.

(d)               The obligations to indemnify and hold harmless pursuant to paragraphs (a), (b) and (b) of this Section 7.02 shall survive the consummation of the transactions contemplated hereby for the period set forth in Section 7.01, except for claims for indemnification asserted prior to the end of such period, which claims shall survive until final resolution thereof.

(e)                Each of the Parties agree that any legal fees and expenses that result from a meritorious claim made under this Article 7 shall be paid by the Indemnifying Party.

Section 7.03         Matters Involving Third Parties.

(a)                If any Party entitled to be indemnified pursuant to Section 7.02 (an “Indemnified Party”) receives notice of the assertion of any claim in respect of Adverse Consequences (a “Third Party Claim”), such Indemnified Party shall give the party who may become obligated to provide indemnification hereunder (the “Indemnifying Party”) written notice describing such claim or fact in reasonable detail (the “Notice of Claim”) promptly (and in any event within ten (10) Business Days after receiving any written notice from a third party). The failure by the Indemnified Party to timely provide a Notice of Claim to the Indemnifying Party shall not relieve the Indemnifying Party of any liability, except to the extent that the Indemnifying Party is prejudiced by the Indemnified Party’s failure to provide timely notice hereunder.

(b)               In the event any Indemnifying Party notifies the Indemnified Party within ten (10) Business Days after the Indemnified Party has provided a Notice of Claim that the Indemnifying Party is assuming the defense thereof: (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice, subject to the consent of the Indemnified Party; (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest); (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party; and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto.

(c)                In the event the Indemnifying Party does not notify the Indemnified Party within ten (10) Business Days after the Indemnified Party provides the Indemnifying Party with a Notice of Claim that the Indemnifying Party is assuming the defense thereof, then the Indemnified Party shall have the right, subject to the provisions of this Article, to undertake the defense, compromise or settlement of such claim for the account of the Indemnifying Party. Unless and until the Indemnifying Party assumes the defense of any claim, the Indemnifying Party shall advance to the Indemnified Party any of its reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any such action or proceeding. Each Indemnified Party shall agree in writing prior to any such advance that, in the event it receives any such advance, such Indemnified Party shall reimburse the Indemnifying Party for such fees, costs and expenses to the extent that it shall be determined that it was not entitled to indemnification under this Article 7.

(d)                In the event that the Indemnifying Party undertakes the defense of any claim, the Indemnifying Party will keep the Indemnified Party advised as to all material developments in connection with such claim, including, but not limited to, promptly furnishing the Indemnified Party with copies of all material documents filed or served in connection therewith.

ARTICLE 8

EMPLOYEES OF SELLERS

Section 8.01         No Obligations to Employees. Except as provided in this Agreement, Sellers shall be solely responsible for all obligations it may have with respect to all Employees of Sellers, and Buyer shall not assume Sellers’s obligations with respect to Sellers's Employees.

Section 8.02         Commission Payments Owed By Sellers. Buyer shall not be responsible for any outstanding commission payments due to Employees for the period prior to the Closing Date and/or other sales made by the Employees on or prior to the Closing Date. Sellers represents and agrees that the payment of such commissions is an obligation of Sellers. Sellers further represents that it shall, on the Closing Date, pay Employees any and all outstanding commission amounts due.

ARTICLE 9

MISCELLANEOUS.

Section 9.01         Press Releases and Public Announcements. Commencing on the Closing Date, Buyer or Seller may issue any press release or make any public announcement relating to the subject matter of this Agreement. Each Party agrees to collaborate with the other Party in the preparation and editing of any press release prior to the time of its release

Section 9.02         No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Indemnified Parties and their respective successors and permitted assigns.

Section 9.03         Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

Section 9.04         Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

Section 9.05         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 9.06         Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.07         Notices. Any notice or other communications hereunder must be in writing and shall be deemed to have been duly given and received on the day on which it is served by personal delivery upon the party for whom it is intended, on the third Business Day after it is mailed by registered or certified mail, return receipt requested, on the Business Day after it is delivered to a national courier service addressed to the party for whom it is intended:

To Sellers:

SWK Technologies, Inc.

5 Regent Street, Suite 520

Livingston, New Jersey 07039

Attention: Jeffrey Roth

OpCenter LLC

178 Windsor Place

Madison, NJ 07940

Attention: Hart Singh

With copies to:

Lucosky Brookman, LLP

33 Wood Avenue South, 6th Floor

Iselin, New Jersey 08830

Attention: Joseph M. Lucosky, Esq.

To Buyer:

PAID Run, LLC

200 Friberg Parkway

Westborough, Massachusetts 01581

Attention: Austin Lewis

With copies to:

Michael A. Refolo, Esq.

Mirick O’Connell

100 Front Street

Worcester, MA 01608

Section 9.08         Governing Law.

(a)                This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

(b)               Any judicial proceeding brought with respect to this Agreement must be brought in the United States District Court in the State of New Jersey or any court of competent jurisdiction in the State of New Jersey located in Essex County, and, each party: (i) accepts unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and agrees to be bound by any final, non-appealable judgment rendered thereby in connection with this Agreement; and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section and shall not be deemed to be a general submission to the jurisdiction of said Courts or the State of New Jersey other than for such purpose.

(c)                THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF, RELATED TO OR IN CONNECTION WITH THIS AGREEMENT.

Section 9.09         Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 9.10         Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 9.11         Expenses. Each of Sellers and Buyer will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 9.12         Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Personal pronouns, when used in this Agreement, whether in the masculine, feminine or neuter gender, shall include all other genders, and the singular, shall include the plural, and vice versa.

Section 9.13         Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 9.14         No Breach of Fiduciary Duty Required. Nothing in this Agreement shall require, or be construed to require Sellers to take any action or omit to take any action that would be a breach of its fiduciary duties under any agreement to which it is a party or under Applicable Law or which would otherwise be contrary to applicable law. Without limiting the generality of the foregoing, nothing herein shall require Sellers to exercise its discretion to provide any consent or other authorization on behalf of any other Person for which it acts in a fiduciary capacity if such consent or authorization is within its discretion in such fiduciary capacity. The Parties shall cooperate in good faith to avoid any such breach of fiduciary duties or applicable laws while preserving the overall economic terms of this Agreement and the benefits intended to be provided to the respective Parties hereunder.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

SWK TECHNOLOGIES, INC.

By:	/s/ Jeffrey Roth
Jeffrey Roth
Chief Executive Officer

OPCENTER LIMITED LIABILITY COMPANY

By:	/s/ Hart Singh
Hart Singh
Chief Executive Officer

/s/ Hart Singh
Hart Singh

PAID RUN, LLC

By:	/s/ W. Austin Lewis IV
W. Austin Lewis IV
Manager

EXHIBIT 2.02

Allocation of Purchase Price to Sellers

SWK Technologies, Inc. –	$134,000

OpCenter LLC –	$151,000

EXHIBIT 2.06

BILL OF SALE

AND

ASSIGNMENT OF CONTRACTS AND CONTRACT RIGHTS AND OTHER GENERAL INTANGIBLES

This Bill of Sale and Assignment of Contracts and Contract Rights and Other General Intangibles is executed as of October ___, 2015, and is being delivered in connection with and pursuant to the terms of that certain Asset Purchase Agreement, dated as of the date hereof (the “Agreement”), by and among SWK TECHNOLOGIES, INC., a Delaware corporation, located at 5 Regent Street, Suite 520, Livingston, NJ 07039, OpCenter Limited Liability Company, 178 Windsor Place, Madison, NJ 07940, a New Jersey limited liability company (collectively, the “Sellers”), Hart Singh (the “OpCenter Owner”), and PAID RUN, LLC, a Massachusetts limited liability company, located at 200 Friberg Parkway, Westborough, Massachusetts 01581 (“Buyer”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

For valuable consideration as set forth in the Agreement, receipt of which is hereby acknowledged, subject to the terms and conditions of the Agreement (1) Seller does hereby sell, assign, transfer, convey and deliver to Buyer, the entire right, title and interest of Seller in and to the Acquired Assets (which shall not include the Excluded Assets), including the Client Lists, the Contracts, the Intellectual Property and all rights related thereto; and (2) The delivery and execution of this Bill of Sale and Assignment of Contracts and Contract Rights and Other General Intangibles shall not alter, in any manner, any of the rights or obligations of the parties to the Agreement as set forth therein. This Bill of Sale and Assignment of Contracts and Contract Rights and Other General Intangibles shall be governed in accordance with the laws of the State of New Jersey.

SWK TECHNOLOGIES, INC.

By:
Jeffrey Roth
Chief Executive Officer

OPCENTER LIMITED LIABILITY COMPANY

By:
Hart Singh
Chief Executive Officer

EXHIBIT B

FORM OF CONSULTING AGREEMENT WITH OpCENTER LLC

This Agreement is entered into this 7th day of October 2015 by and between

Paid Run, LLC with office at 200 Friberg Parkway, Suite 4004, Westborough, MA 01581 or its assigns, {hereinafter “PAID RUN”} and OpCenter LLC with office at 178 Windsor Pl., Madison NJ 07940 {hereinafter “OpCenter”

WHEREAS PAID RUN intends to acquire the rights to BeerRun and SpiritRun from OpCenter and SWK, expected to close Oct 1, 2015;

AND WHEREAS PAID RUN would like to ensure the continued involvement of OpCenter to continue to architect and grow the product as per PAID’s strategy;

AND WHEREAS OpCenter has indicated its willingness to perform this role

THEREFORE BOTH PARTIES AGREE AS FOLLOWS:

1.	PAID will Pay OpCenter $220.00/hr for consultation as and when needed.
2.	BeerRun-related billing will only start on Jan 1, 2016.
3.	payment will be in advance for 5-hour blocks i.e. $1100.00 at a time.
4.	Payment is to be wired to OpCenter LLC, Citibank.
5.	Sunny Suggs, or a single Point of Contact based on mutual agreement will be the Administrator.
6.	The Administrator is responsible for coordinating with whoever is asking for consultation, specifying scope of work and tracking time.
7.	As soon as the advance is depleted, it needs to be replenished before work can continue.
8.	All travel and similar expenses must be preapproved by PAID RUN.

Assignment: OpCenter hereby assigns ownership of any work product, including any intellectual property, created for PAID RUN pursuant to this Agreement, to PAID RUN, and OpCenter shall cause any developer to assign to PAID RUN any all work product, including any intellectual property, produced pursuant to this agreement as a work made for hire or otherwise pursuant to an assignment.

Agreed to at Madison, NJ

PAID RUN, LLC	OpCenter Limited Liability Company

By:	By:

W. Austin Lewis IV, Manager	Hart Singh

Manager	President

EXHIBIT B1

FORM OF CONSULTING AGREEMENT WITH TECHNIFY, INC.

This Agreement is entered into this 7th day of October 2015 by and between

Paid Run LLC with office at 200 Friberg Parkway, Suite 4004, Westborough, MA 01581 or its assigns, {hereinafter “PAID”} and Technify Software Development Co. with office at 50 Surya Avenue, Nr. Kurinji Nagar, Opp Vels University, Chromepet, Chennai Tamil Nadu 600044 India {hereinafter “Technify”

WHEREAS PAID intends to acquire the Intellectual Property rights to BeerRun and SpiritRun from OpCenter and SWK, expected to close Oct 1, 2015

AND WHEREAS Technify is the party that developed the BeerRun code, supports the customers through a ticketing system, and continues to make improvements to the BeerRun product

AND WHEREAS PAID would like to ensure the continued involvement of Technify to continue to support BeerRun customers through the same systems and processes it is using today, to maintain the code and perform improvements as per road map and PAID’s strategy.

AND WHEREAS Technify has indicated its willingness to perform this role for BeerRun only

THEREFORE BOTH PARTIES AGREE AS FOLLOWS:

1.	PAID hereby retains Technify to provide these services for a period of one year, with an annual option to renew at a rate that will increase by no more than 10% annually;

2.	This covers the cost of two dedicated developers who will perform the above services;

3.	PAID will pay Technify $5,000.00 per month for said services for the first year;

4.	Technify will provide PAID a monthly statement of hours worked on both BeerRun and SpiritRun;

5.	Either party may choose to not renew this Agreement by providing a 60 day written notice to the other party of cancellation;

6.	Payment will be made by wire, without recourse or invoicing or further action by Technify;

7.	Payment will be made in advance for the month to reach Technify’s bank latest by 9th of the month starting from Oct. 2015.

SpiritRun:

1.	SpiritRun is currently live with one customer who will continue to be supported as part of this Agreement.

2.	As and when more customers are added, Technify will allocate a 2-person team for the purpose.

3.	PAID and Technify will enter into a separate Agreement.

Assignment: Technify hereby assigns ownership of any work product, including any intellectual property, created for PAID RUN pursuant to this Agreement, to PAID RUN, and Technify shall cause any developer to assign to PAID RUN any all work product, including any intellectual property, produced pursuant to this agreement as a work made for hire or otherwise pursuant to an assignment.

PAID RUN, LLC	Technify Software Development Co.

By:	By:

Austin Lewis	V Balasubramanian

President & CEO	Sole Proprietor